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                                                                     EXHIBIT 4.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
             9% SERIES E SENIOR STEP-UP CONVERTIBLE PREFERRED STOCK
                                       OF
                                  DANSKIN, INC.

      DANSKIN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

      A. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, pursuant to a meeting held on December 6, 1999 adopted the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the 9% Series E Senior Step-up Convertible Preferred Stock.

            WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share ("Preferred Stock"); and

            WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

            NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series E Convertible Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series E Convertible Preferred Stock as follows:

      1. DESIGNATION. The shares of such series of Preferred Stock shall be designated "9% Series E Senior Step-Up Convertible Preferred Stock" (referred to herein as the "Series E Stock").
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      2. AUTHORIZED NUMBER. The number of shares constituting the Series E Stock shall be 4,000.

      3. RANKING. The Corporation's Series E Stock shall rank, as to dividends and upon Liquidation (as defined in Section 5(a) hereof), senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series E Stock pursuant to Section 10(b) hereof.

      4. DIVIDENDS.

            (a) DIVIDEND RATE AND PROCEDURE. From and after the date of issuance of Series E Stock (the "Original Issue Date") until the fifth anniversary of the Original Issue Date (the "Initial Dividend Period"), subject to paragraph (b) below, dividends shall accrue on such shares at an initial rate of 9% per share of the Series E Issue Price (as defined in Section 5(a)) per annum, payable quarterly in cash; PROVIDED, that the Corporation may at its sole option pay a portion of such dividend equal to 2% per annum of the Series E Issue Price payable quarterly in whole or in part in shares of common stock, $.01 par value per share of the Corporation ("Common Stock") (or fractions thereof), in an amount equal to such dividend, valued at its Market Price (as defined below) (the "PIK Dividend"). Subsequent to the Initial Dividend Period, dividends shall accrue on Series E Stock at a rate of 14% per share of the Series E Issue Price per annum, payable quarterly in cash only. The holders of Series E Stock shall be entitled to receive such dividends when and as declared by the Board of Directors of the Corporation, in cash or Common Stock as provided above, out of assets legally available for such purpose, quarterly in arrears on the last day of March, June, September and December in each year following the Original Issue Date. Dividends on the Series E Stock shall be cumulative so that if, for any dividend accrual period, cash dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate without interest and shall be added to the dividends payable for subsequent dividend accrual periods and upon any redemption or conversion of shares of Series E Stock. For the avoidance of doubt, if for any period the Corporation pays the PIK Dividend and does not pay the balance of the dividend due for such period in cash, then the dividend accrual shall be based only on the cash portion not paid currently. If the shares of Series E Stock are issued on a date which does not coincide with a dividend payment date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date through whichever of March 31, June 30, September 30 or December 31 next occurs after the Original Issue Date. In such case, the dividend payable with respect to the initial dividend accrual period shall be an amount equal to the quotient of (1) the product of (x) the number of days in the initial dividend accrual period, as calculated above, TIMES (y) the interest rate at which dividends shall accrue for such period TIMES (z) the Series E Issue Price DIVIDED BY (2) 365. If the date fixed for payment of a final liquidating distribution on any shares of Series E Stock, or the date on which any shares of Series E Stock are redeemed or converted into Common Stock does not


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

      coincide with a dividend payment date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of January 1, April 1, July 1 or October 1 most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. In such case, the dividend payable with respect to the final dividend accrual period shall be an amount equal to the quotient of (1) the product of (x) the number of days in the final dividend accrual period, as calculated above, TIMES (y) the interest rate at which dividends shall accrue for such period TIMES (z) the Series E Issue Price DIVIDED BY (2) 365. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series E Stock. Without the written consent of the holders of at least 662/3% of the then outstanding Series E Stock, the Corporation shall not declare or pay any cash dividend on, or redeem or repurchase or make any other distribution in cash in respect of, any other equity securities of the Corporation unless at the time of such declaration, payment or distribution all dividends on the Series E Stock accrued for all past dividend accrual periods shall have been paid and the full dividends thereon for the current dividend period shall be paid or declared and set aside for payment. Notwithstanding the above restrictions, the Corporation may (i) repurchase any redeemed capital stock of the Corporation in accordance with the provisions of the Corporation's Savings Plan and otherwise; and (ii) issue capital stock upon any cashless exercise in accordance with the Corporation's stock option plans and warrants.

            "Market Price" means, with respect to the shares of Common Stock:
      (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average, over the immediately preceding twenty (20) trading days, of the last reported sales price for each trading day, as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average, over the immediately preceding twenty (20) trading days, of the average of the last reported closing bid and asked quotation for the shares for each trading day, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average, over the immediately preceding twenty
      (20) trading days, of the average of the last reported bid and asked quotation for the shares for each trading day as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and Market Price shall be the average, over the immediately preceding twenty (20) trading days, of the average of the lowest bid and highest asked quotation for each trading day). In the absence of any available public quotations for the Common Stock, the Board of Directors of the Corporation shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.


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            (b) NASDAQ LISTING; POSSIBLE DIVIDEND RATE CHANGE. The Corporation
      will use its reasonable best efforts to cause the Common Stock to be listed on the Nasdaq SmallCap Market or the Nasdaq National Market (the "Nasdaq Listing") promptly as feasible after the Original Issue Date. If the Corporation does not achieve a Nasdaq Listing for the Common Stock within eighteen (18) calendar months of the Original Issue Date, then beginning on the first day of the nineteenth (19th) calendar month after the Original Issue Date, dividends shall accrue on Series E Stock at a rate of 14% per share of the Series E Issue Price per annum, payable quarterly in cash only. Dividends will continue to accrue under the provisions of this paragraph (b) until the Nasdaq Listing is effected and thereafter shall accrue as provided for in paragraph (a) above.

      5.    LIQUIDATION.

            (a) LIQUIDATION PROCEDURE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such event, a "Liquidation Event"), the holders of Series E Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series E Stock as to distribution of assets upon liquidation, to be paid an amount equal to $5,000 per share of Series E Stock (the "Series E Issue Price") (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series E Stock but not the Common Stock or any other securities of the Company into which the Series E Stock may be converted from time to time) plus all accrued and unpaid dividends to such date (such dividends together with the Series E Issue Price being herein referred to as the "Liquidation Payments" and the date on which the Liquidation Payments are made being herein referred to as the "Liquidation Date"). If upon any Liquidation Event, the assets to be distributed among the holders of Series E Stock shall be insufficient to permit payment in full to the holders of Series E Stock of the Liquidation Payments, then the assets available for distribution to the holders of Series E Stock shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

            (b) REMAINING ASSETS. Upon any Liquidation Event, after the holders of Series E Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Common Stock and any other class or series of stock ranking junior to the Series E Stock as to distribution of assets upon liquidation.

            (c) LIQUIDATION NOTICE. At least thirty (30) days prior to a Liquidation Date, written notice (a "Liquidation Notice"), shall be mailed by means of first-class mail, postage pre-paid, to each holder of record of the Series E Stock at his, her or its address last shown on the records of the Corporation. Any Liquidation Notice mailed in this manner shall conclusively be deemed to have been duly given whether or not the Liquidation Notice is in fact received. The Liquidation Notice shall state:


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                  (i)   the Liquidation Date;

                  (ii)  the amount of the Liquidation Payments;

                  (iii) the place where the Liquidation Payments shall be
                        payable;

                  (iv)  the Conversion Rate then in effect; and

                  (v) that any holder of Series E Stock who does not want to receive the Liquidation Payments applicable to his, her or its Series E Stock will have the option to convert his, her or its shares of Series E Stock into Common Stock of the Corporation and that the right to convert shares of Series E Stock into Common Stock will terminate at the close of business on the day next prior to the Liquidation Date.

            (d) LIQUIDATING MERGER. If the Corporation, at any time, intends to sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred or merge or consolidate with or into any other corporation, corporations or other entity or entities (other than a merger or consolidation in which the holders of Series E Stock receive securities of the surviving corporation having substantially similar rights to the Series E Stock and in which the shareholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving corporation immediately thereafter) (each such event, a "Liquidating Merger"), then the Corporation shall given written notice to each holder of Series E Stock no less than 20 days prior to the closing of any such transaction notifying the holders of Series E Stock of the terms and timing of the closing of such transaction and of the rights of the holders of Series E Stock hereunder. The Liquidating Merger shall be treated as a Liquidation Event and, notwithstanding any other provision herein, the proceeds of any such transaction shall be distributed among the holders of Series E Stock and the Common Stock (and any other class or series of stock ranking junior to the Series E Stock as to distribution of assets on liquidation) as provided in Sections 5(a) and (b).

      6.    CONVERSION.

            (a) OPTIONAL CONVERSION. Subject to the limitations set forth below, at any time, each share of Series E Stock shall be convertible (subject to there being sufficient available authorized shares of Common Stock into which to convert), at the option of the holder of record thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Rate and Conversion Price (both as defined in paragraph (b) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series E Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or


                                        5
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      destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

            (b) BASIS FOR CONVERSION; CONVERTED SHARES. The basis for any conversion under this Section 6 shall be the "Conversion Rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series E Stock surrendered for conversion under this Section 6. Initially, the Conversion Rate shall be 16,129, I.E., 16,129 shares of Common Stock for each share of Series E Stock being converted. The Conversion Rate shall be subject to adjustment as provided in Section 8 below. As used herein, the term "Conversion Price" shall be an amount computed by dividing the Series E Issue Price by the Conversion Rate then in effect. Initially, the Conversion Price shall be $0.31 per share of Common Stock (the "Initial Conversion Price"). If a holder of Series E Stock shall surrender more than one share of Series E Stock for conversion at any one time, then the number of such shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series E Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series E Stock which have been converted shall be canceled, and all dividends on converted shares of Series E Stock shall cease to accrue. The certificates representing shares of Series E Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series E Stock are convertible, plus (ii) cash payable for any fractional share plus (iii) all accrued but unpaid dividends relating to such converted shares of Series E Stock, payable in cash, through the date of conversion. At its option, the holder of the Series E Stock may elect to receive dividend payments in additional shares of Common Stock at the Conversion Rate. Upon the conversion of shares of Series E Stock as provided in this
      Section 6, the Corporation shall promptly pay all then accrued but unpaid dividends to the holder of the Series E Stock being converted. The Board of Directors of the Corporation shall at all times so long as any shares of Series E Stock remain outstanding (and after the Stockholder Related Approvals have been obtained) reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid. The Corporation shall use its best efforts to promptly obtain the "Stockholder Related Approvals." "Stockholder Related Approvals" means all consents and approvals of the holders of the Corporation's capital stock and clearances of any information statement or proxy by the Securities and Exchange Commission which may be necessary to amend the Corporation's Certificate of Incorporation in order to increase the Corporation's authorized Common Stock by an amount sufficient to permit the Corporation to issue the number of duly authorized, fully-paid and nonassessable shares of Common Stock which would be required upon the conversion of all of the authorized shares of Series E Stock in accordance with this Certificate of Designations.


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            (c) MECHANICS OF CONVERSION. Before any holder of Series E Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Series E Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and subject to the provisions of Section 6(f), issue and deliver at such office to such holder of Series E Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series E Stock in any case in which fewer than all of the shares of Series E Stock represented by a certificate are converted.

            (d) ISSUE TAXES. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of securities on conversion. If a holder of shares of Series E Stock surrendered for conversion specifies that the securities to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares are registered on the books of the Corporation, then, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such securities on conversion to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series E Stock at the time of surrender of the shares of Series E Stock involved, then the securities issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

            (e) VALID ISSUANCE. All securities which may be issued in connection with the conversion provisions set forth herein, upon issuance by the Corporation, will be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

            (f) PUT OPTION. At any time subsequent to the sixth month anniversary of the Original Issue Date, if upon receipt by the Corporation of a holder's election to convert Series E Stock pursuant to Section 6(b), the Corporation has insufficient authorized shares of Common Stock to effect such conversion, the Corporation shall promptly notify such holder of such insufficiency. Upon receipt by a holder of notice of such insufficiency, such holder may, by notice to the Corporation (a "Put Notice"), elect to sell to the Corporation (and the Corporation hereby agrees to repurchase from the holder), at the repurchase price specified below (the "Repurchase Price"), that number of shares of Series E Stock as are specified in the Put Notice. The closing of the exercise of the put right shall take place not more than seven days after the date of the Put Notice, at which closing the holder will deliver to the Corporation the certificate representing shares of Series E Stock desired by such holder to be sold to the Corporation (properly endorsed or accompanied by assignments, with signature(s) guaranteed or similar appropriate documentation of authority to transfer) against


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      payment of the Repurchase Price to the holder. The Repurchase Price shall be an amount equal to the product of (i) the number of shares of Series E Stock desired by such holder to be sold to the Corporation, multiplied by
      (ii) the Conversion Rate in effect on the date of the Put Notice given by the holder, multiplied by (iii) the Market Price per share of Common Stock (as determined pursuant to Section 4(a) hereof), calculated as of the date of the Put Notice.

      7. ADJUSTMENT OF CONVERSION PRICE AND CONVERSION RATE. The number and kind of securities issuable upon the conversion of the Series E Stock, the Conversion Price and the Conversion Rate shall be subject to adjustment from time to time in accordance with the following provisions:

            (a)   CERTAIN DEFINITIONS.  For purposes of this Certificate:

                  (i) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to paragraph (f) of this Section 7, after the Original Issue Date except:

                        (A) shares of Common Stock issuable upon conversion of,
                  or distributions with respect to (as dividend payments or otherwise), the Series E Stock;

                        (B) shares of Common Stock issuable upon the exercise of
                  options issued to officers, directors and employees of the Corporation under stock option plans maintained from time to time by the Corporation and approved by the Board of Directors (the "Employee Options");

                        (C) shares of Common Stock issuable upon the exercise,
                  exchange or conversion of options, warrants or other convertible securities outstanding on the Original Issue Date (the "Outstanding Convertibles"); and

                        (D) shares of Common Stock issuable pursuant to
                  transactions described in Sections 7(b) through (d).

                  (ii) The term "Common Stock" shall mean (i) the common stock,
            $.01 par value per share, of the Corporation and (ii) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                  (iii) The term "Convertible Securities" shall mean any
            evidence of indebtedness, shares (other than the Series E Stock or the Outstanding Convertibles) or other securities convertible into or exchangeable for Common Stock.


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                  (iv) The term "Options" shall mean rights, options or warrants
            (other than the Employee Options or the Outstanding Convertibles) to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

            (b) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION AND MERGER. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger which has been treated as a Liquidation Event under Section 5 hereof or in which the Corporation is the continuing corporation and which does not result in any adverse change in the powers, designations, preferences and rights of the Series E Stock) (an "Extraordinary Transaction"), then each share of Series E Stock, after such Extraordinary Transaction shall be convertible at the option of the holder into the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series E Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of his, her or its Series E Stock immediately prior to such Extraordinary Transaction.

            (c) SUBDIVISION OR COMBINATION OF SHARES. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

            (d) STOCK DIVIDENDS. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), then the Conversion Price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. If the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.


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

            (e) ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (f) below) after the Original Issue Date for no consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

                  (A) an amount equal to (x) the total number of shares of
            Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price in effect immediately prior to such issuance or sale, plus (y) the aggregate consideration received or deemed to be received by the Corporation upon such issuance or sale, by

                  (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

      For purposes of the formulas expressed in paragraphs 7(d) and 7(e), all shares of Common Stock issuable upon the exercise of outstanding Options or issuable upon the conversion of the Series E Stock or outstanding Convertible Securities (including Convertible Securities issued upon the exercise of outstanding Options), shall be deemed outstanding shares of Common Stock both immediately before and after such issuance or sale.

            (f) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or the issue of Common Stock upon the conversion or exchange of such Convertible Securities;

                  (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of


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

            Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Conversion Price computed upon the original issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such increase or decrease becoming effective, shall be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series E Stock);

                  (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        (A) in the case of Options or Convertible Securities,
                  the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation (x) for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon exercise of the Options or (y) for the issue of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of the Convertible Securities; and

                        (B) in the case of Options for Convertible Securities,
                  only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                  (iv) In the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above.


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

            (g) DETERMINATION OF CONSIDERATION. For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (i)   CASH AND PROPERTY.  Such consideration shall:

                        (A) insofar as it consists of cash, be the aggregate
                  amount of cash received by the Corporation; and

                        (B) insofar as it consists of property other than cash,
                  be computed at the fair value thereof at the time of the issue, as determined in good faith by the Corporation's Board of Directors.

                  (ii) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (f) above, relating to Options and Convertible Securities shall be determined by dividing:

                        (A) the total amount, if any, received or receivable by
                  the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, BY

                        (B) the maximum number of shares of Common Stock (as set
                  forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

            (h) ADJUSTMENT OF CONVERSION RATE. Upon each adjustment of the Conversion Price under the provisions of this Section 7, the Conversion Rate shall be adjusted to an amount determined by dividing (x) the Series E Issue Price by (y) such adjusted Conversion Price.

            (i) OTHER PROVISIONS APPLICABLE TO ADJUSTMENT UNDER THIS SECTION. The following provisions will be applicable to the adjustments in Conversion Price and Conversion Rate as provided in this Section 7:

                  (i) TREASURY SHARES. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                  (ii) OTHER ACTION AFFECTING COMMON STOCK. In case the
            Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 7(b) to 7(g) hereof, inclusive, which would have an inequitable effect on the holders of Series E Stock, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

                  (iii) MINIMUM ADJUSTMENT. No adjustment of the Conversion
            Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                  (iv) CERTAIN ADJUSTMENTs. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 7(f)(ii) or (iii).


                  (v) CONVERSION PRICE ADJUSTMENT RESET. If at the later of (x)
            twelve (12) months following the Original Issue Date or (y) six (6) months following the NASDAQ Listing (but in no event later than eighteen (18) months from the Original Issue Date) (the "Reset Date"), the Market Price of the Corporation's Common Stock is less than the Initial Conversion Price, then the Conversion Price for Series E Stock not previously converted shall be reset to the Market Price; provided, if the Market Price is less than one-half of the Initial Conversion Price, then the Conversion Price shall be reset to one-half of the Initial Conversion Price.

            (j) NOTICES OF ADJUSTMENTS. Whenever the Conversion Rate and Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate and Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Rate and Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of the Series E Stock.

      8.    REDEMPTION.

            (a) REDEMPTION BY THE CORPORATION. At any time after the fifth (5th) anniversary of the Original Issue Date, any Series E Stock then outstanding shall be redeemable by the Corporation at the Redemption Price per share defined in paragraph (b) below, payable in cash on the date of redemption (such date being referred to herein as the "Redemption Date"), pursuant to the Redemption Notice and Redemption Procedure provisions set forth, respectively, in paragraphs (c) and (d) below.

            (b) REDEMPTION PRICE. The "Redemption Price" per share of Series E Stock shall equal the sum of (x) the Series E Issue Price, PLUS (y) all accrued and unpaid dividends on such share of Series E Stock to the Redemption Date.

            (c) REDEMPTION NOTICE. At least thirty (30) days but not more than sixty (60) days prior to a Redemption Date, written notice (a "Redemption Notice"), shall be mailed by means of first-class mail, postage pre-paid, to each holder of record of the Series E Stock to be redeemed at his, her or its address last shown on the records of the Corporation. Any Redemption Notice mailed in this manner shall conclusively be deemed to have been duly given whether or not the Redemption Notice is in fact received. The Redemption Notice shall state:

                  (i) whether all or less than all of the outstanding shares of Series E Stock are to be redeemed and the total number of shares of Series E Stock to be redeemed by the Corporation on the Redemption Date;

                  (ii) the number of shares of Series E Stock that the Corporation intends to redeem from the holder of Series E Stock to whom the Redemption Notice is addressed;

                  (iii) the Redemption Date and the Redemption Price;

                  (iv) the manner and place designated for the holder of Series E Stock to surrender to the Corporation his certificate or certificates representing the shares of Series E Stock to be redeemed in exchange for the Redemption Price;

                  (v)   the Conversion Rate then in effect; and

                  (vi) that any holder of Series E Stock who does not want his, her or its Series E Stock to be redeemed will have the option to convert his shares of Series E Stock into Common Stock of the Corporation and that the right to convert shares of Series E Stock into Common Stock will terminate as to the shares of Series E Stock being redeemed at the close of business on the day next prior to the Redemption Date (provided that no default by the Corporation in the payment of the Redemption Price (including any accrued and unpaid dividends) shall have occurred and be continuing).

            (d) REDEMPTION PROCEDURE. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares of Series E Stock to be redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holders of Series E Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series E Stock to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series E Stock as holders of Series E Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series E Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series E Stock are insufficient to redeem the total number of shares of Series E Stock to be redeemed on such date, the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series E Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series E Stock. Payments shall first be applied against accrued and unpaid dividends and thereafter against the remainder of the Redemption Price. The shares of Series E Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series E Stock such funds will immediately be used to redeem the balance of the shares of Series E Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Redemption Price of all shares elected to be redeemed shall have been paid in full.

      9. NOTICES OF RECORD DATES AND EFFECTIVE DATES. In case: (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be mailed to the recordholders of the Series E Stock at least 20 days prior to the applicable record date or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or (ii) the date on which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

      10.   VOTING RIGHTS.

      (a) GENERAL. In addition to the rights otherwise provided for herein or by law, holders of the Series E Stock shall be entitled to vote, together with the holders of the Common Stock and any other class or series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Corporation, in the same manner and with the same effect as the holders of the Common Stock. In any such vote, and in any vote or action of the holders of the Series E Stock voting together as a separate class, each share of issued and outstanding Series E Stock shall entitle the holder thereof to one vote per share for each share of Common Stock (including fractional shares) which would be obtained upon conversion of all of the outstanding shares of the Series E Stock held by such holder, rounded up to the nearest one-tenth of a share.

      (b) PROTECTIVE PROVISIONS. So long as any Series E Stock is outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series E Stock:

                  (i) amend, waive or repeal any provisions of, or add any provision to (i) this Certificate of Designations or
                        (ii) any provision of the Corporation's Certificate of Incorporation with respect to the Preferred Stock or any other certificate of designation filed with the Secretary of State of Delaware by the Corporation; or

                  (ii) enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay cash dividends on, or make liquidation payments in respect of, the Series E Stock in accordance herewith, other than agreements with respect to existing indebtedness.

      (c) AMENDMENT OF SERIES E STOCK. Notwithstanding anything else contained herein, the affirmative vote or written consent of the holders of 662/3% of the outstanding shares of Series E Stock shall be necessary to amend, alter or repeal any of the provisions of this Certificate of Designations which would alter or change (i) the dividend rate, (ii) redemption provisions, (iii) anti-dilution provisions, (iv) the place or currency of payments hereunder, (v) the right to institute suit for the enforcement of any payment hereunder, (vi) the conversion provisions,
(vii) the voting rights, or (viii) provisions of this Section 10, so as to affect any of the foregoing adversely.

      11. LIMITATION ON INDEBTEDNESS. The Corporation shall not create, incur, assume or suffer to exist any indebtedness except in respect of (u) existing indebtedness outstanding and permitted as of the date of the execution of this Certificate of Designations; (v) senior secured indebtedness; (w) trade payables; (x) purchase money indebtedness secured by assets acquired, with such indebtedness counting for not less than 80% of the value of the assets so acquired; (y) indebtedness incurred for expenditures for fixed or capital assets; and (z) equipment leases incurred in the ordinary course of business.

      12. SHARES TO BE RETIRED. All shares of the Series E Stock redeemed, converted, exchanged or purchased by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued.

      13. TRANSFER. Shares of Series E Stock may not be transferred prior to the Reset Date (as defined in Section 7(i)(v) above) without the written consent of the Corporation. On or subsequent to the Reset Date, shares of Series E Stock may be transferred, but only pursuant to an effective registration statement under the Securities Act and the laws of such states under whose jurisdiction a transfer of securities would be subject, or unless the Corporation has received a satisfactory opinion of counsel that such transfer does not require registration under the Securities Act or the securities laws of such states. Any attempted transfer, assignment, pledge, hypothecation or other disposition of Series E Stock prior to the Reset Date or otherwise contrary to the provisions of this Section 13 shall be considered null and void and shall not be registered on the books of the Corporation.

      14.   MISCELLANEOUS.

            (a) The Series E Stock is not subject to or entitled to the benefit of a sinking fund.

            (b) The Series E Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as expressly set forth above in this Certificate of Designations.

                                    * * * * *

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 6th day of December, 1999.


                                          DANSKIN, INC.


                                          By: /s/ MARGARET B. PRITCHARD
                                              ----------------------------------
                                              Name: Margaret B. Pritchard
                                              Title: S.V.P., General Counsel &
                                                     Secretary


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